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          As filed with the Securities and Exchange Commission on March 6, 2015

          Registration No. 333-

          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

          Form F-3

          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RIO TINTO PLC
(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
2 Eastbourne Terrace London W2 6LG United Kingdom Tel No.: 011-44-20-7781-2000 (Address and Telephone Number of Registrant's Principal Executive Offices)
Cheree Finan Rio Tinto Services Inc. 80 State Street Albany, NY 12207-2543 Tel. No.: +1 801-204-2251

(Name, Address and Telephone Number of Agent for Service)

With copies to:

Eleanor Evans Company Secretary Rio Tinto plc 2 Eastbourne Terrace London W2 6LG United Kingdom Telephone: 011-44-20-7781-2000	Thomas B. Shropshire, Jr. Linklaters LLP One Silk Street London EC2Y 8HQ United Kingdom Telephone: 011-44-20-7456-2000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by the registrant.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum aggregate price per share(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Ordinary shares of 10p each to be represented by American Depositary Shares	93,043	$59.93	$5,576,066.99	$648.00

(1)
Highest price, excluding interest, to be payable per share in connection with the rescission offer covered by this registration statement. The price per American Depositary Share will range from $47.49 to $59.93, depending on the price originally paid by the offeree.

(2)
Aggregate purchase price, excluding interest, estimated to be payable if the rescission offer covered by this registration statement is accepted in full.

(3)
Calculated pursuant to Rule 457(j) on the basis of the amount at which the securities were sold.

Rio Tinto plc

Ordinary Shares of Rio Tinto plc in the Form of
American Depositary Shares included in 93,043 Units

RIO TINTO AMERICA INC. 401(K) SAVINGS PLAN AND INVESTMENT
PARTNERSHIP PLAN,
KENNECOTT UTAH COPPER SAVINGS PLAN FOR REPRESENTED EMPLOYEES,
AND
U.S. BORAX INC. 401(K) SAVINGS AND RETIREMENT CONTRIBUTION PLAN FOR REPRESENTED EMPLOYEES

RESCISSION OFFER

           Under the terms and conditions described in this prospectus, we are offering to rescind (the "Rescission Offer") the previous purchase of ordinary shares of Rio Tinto plc ("Shares") in the form of American Depositary Shares ("ADSs"), with each ADS representing one Share, included in Units ("Units") in the Company Stock Fund by persons who acquired such Units through the Rio Tinto America Inc. 401(k) Savings Plan and Investment Partnership Plan (the "RTAI Plan"), the Kennecott Utah Copper Savings Plan for Represented Employees (the "KUC Plan") and the U.S. Borax Inc. 401(k) Savings and Retirement Contribution Plan for Represented Employees (the "Borax Plan") (the RTAI Plan, the KUC Plan and the Borax Plan each a "Plan" and collectively the "Plans") from September 9, 2013 through September 8, 2014 (the "Purchase Period"). Each Unit represents an interest in ADSs plus a varying amount of short-term liquid investments. On September 8, 2014, we filed a registration statement on Form S-8 with the Securities and Exchange Commission (the "SEC") to register all ADSs under the Plans as of that date. The Rescission Offer will expire at 12:00 noon, U.S. Eastern Time (10:00 a.m., U.S. Mountain Time), on April 6, 2015 (the "Expiration Time").

           During the Purchase Period, Units were purchased at prices ranging from $47.400926 per Unit to $59.709730 per Unit.

           If you purchased Units through the Plans during the Purchase Period and validly accept, and are eligible for, the Rescission Offer, within a period of up to seven U.S. business days following the Expiration Time, your Plan account will be credited with:

  •
  If you sold such Units at a loss at any time prior to the Expiration Time, proceeds in an amount equal to the excess of (i) the sum of the amount you paid for such Units (less the value of dividends received), plus interest from the date of purchase to the date of sale, plus interest on the amount of loss from the date of sale to the date that proceeds of the Rescission Offer are credited, less (ii) any proceeds from your sale of Units.

  •
  If you continue to hold such Units at the Expiration Time, proceeds equal to the amount you paid for such Units (less the value of dividends received), plus interest from the date of purchase to the date that proceeds of the Rescission Offer are credited. When any proceeds to which you are entitled are credited, your Plan account will be adjusted and the Trustee of the Plan, State Street Bank and Trust Company (the "Trustee") will transfer the ADSs included in these Units on your behalf to the Rio Tinto Employee Share Trust (the "Employee Share Trust").

           However, you will not be credited with any proceeds if you sold your Units for an amount greater than the amount you paid for your Units (less the value of dividends received), plus interest; or if the amount you paid for the Units (less the value of dividends received), plus interest, is less than the value of the Units at the Expiration Time (based on the price of the Units as of the close of business on April 6, 2015, which is the date on which the Expiration Time falls).

           If you still have a Plan account with an account balance and you validly accept the Rescission Offer, any proceeds to which you are entitled will be credited to your Plan account and reinvested in accordance with your instructions on your completed Rescission Offer Acceptance Form, the form of which is included in this prospectus. You may instruct us on the Rescission Offer Acceptance Form to have any proceeds reinvested either (i) in accordance with the investment election for your contributions to the Plan on file with the Plan's recordkeeper as of the date that the Rescission Offer proceeds to which you are entitled are credited; or (ii) 100% in the form of Units based on the purchase price of such Units as of the date that any proceeds to which you are entitled are credited. If you accept the Rescission Offer but you do not provide an instruction on the Rescission Offer Acceptance Form, any proceeds to which you are entitled by accepting the Rescission Offer will be credited into your Plan account in accordance with your investment elections for new contributions to the Plan as of the date that any proceeds to which you are entitled are credited.

           If you no longer have a Plan account with an account balance and you validly accept the Rescission Offer, we will reopen your Plan Account and any proceeds to which you are entitled will be credited and invested in the Stable Value Fund until you instruct the Trustee of the Plan to distribute the proceeds directly to you or to roll over the proceeds to an individual retirement account or other qualified retirement account in a direct rollover. You will be asked to confirm on the Rescission Offer Acceptance Form that the proceeds should be distributed in accordance with the distribution instructions on file with the Plan's recordkeeper at the time your Plan account was originally distributed and subsequently closed; or, you may provide new payment instructions with respect to distribution of any proceeds.

           Our ADSs are listed on the New York Stock Exchange (the "NYSE") under the trading symbol "RIO." The last reported sale price of our ADSs (as reported on the NYSE) on March 4, 2015, was $46.12 per ADS. The value of a Unit in the Company Stock Fund on such date was $46.001106.

           The principal executive offices of Rio Tinto plc are located at 2 Eastbourne Terrace, London W2 6LG, United Kingdom. The telephone number of Rio Tinto plc is 011-44-20-7781-2000.

           You are not legally required to accept the Rescission Offer. If you want to reject, or do not want to accept, the Rescission Offer, you do not need to take any action. If you want to accept the Rescission Offer, you must ensure that we receive a legible, validly completed Rescission Offer Acceptance Form by or before the Expiration Time. If you fail to return a legible, validly completed Rescission Offer Acceptance Form by the Expiration Time, you will be deemed to have rejected, and not accepted, the Rescission Offer.

           Acceptance or rejection of the Rescission Offer may prevent you from maintaining any action against us based on a claim that we failed to register the ADSs included in the Units that were purchased through the Plans during the Purchase Period. In any event, any such claim may be barred by applicable statutes of limitations. See "Risk Factors—Your right of rescission, if any, under federal and state law may not survive if you reject, or do not accept, the Rescission Offer" on page 13.

           Investing in the Units, and the ADSs and Shares included therein, involves risks. See "Risk Factors" beginning on page 13 of this prospectus.

           The Shares and the ADSs included in the Units subject to the Rescission Offer may be deemed not to have been properly registered under the Securities Act of 1933 (the "Securities Act") with the SEC for offer and sale to participants under the Plans. This prospectus is part of a Registration Statement on Form F-3 filed with the SEC.

           Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

           The date of this prospectus is March 6, 2015.

i

ABOUT THIS PROSPECTUS

        We have filed with the SEC a Registration Statement under the Securities Act that registers the Rescission Offer and the Shares and ADSs included in the Units. The Registration Statement, including the attached exhibits, contains additional relevant information about us and such securities. This prospectus, which forms part of the Registration Statement, omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the SEC.

        Reference is hereby made to the Registration Statement and related exhibits for further information with respect to us and the securities. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

        In this prospectus, unless otherwise stated or the context otherwise requires, the terms "we," "our" and "us" refer to Rio Tinto plc. Rio Tinto plc and Rio Tinto Limited (ABN 96 004 458 404), taken together, are referred to as "Rio Tinto." Rio Tinto plc, Rio Tinto Limited and their subsidiaries and subsidiary undertakings from time to time, taken together, are referred to as the "Rio Tinto Group" or the "Group." References to "the United States" are to the United States of America (including any of its states, territories and possessions and the District of Columbia), references to "$," "U.S.$," "dollars" or "U.S. dollars" are to the lawful currency of the United States of America, references to "£" or "pounds sterling" are to the lawful currency of the United Kingdom of Great Britain and Northern Ireland and references "A$" or "Australian dollars" are to the lawful currency of the Commonwealth of Australia.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

        Rio Tinto plc is a public limited company incorporated under the laws of England and Wales. Substantially all of our directors and officers, and some of the experts named in this document, reside outside the United States, principally in the United Kingdom and Australia. A substantial portion of our assets, and the assets of such persons, are located outside the United States. Therefore, you may not be able to effect service of process within the United States upon us or these persons so that you may enforce judgments of U.S. courts against us or these persons based on the civil liability provisions of the U.S. federal or state securities laws. Our English legal advisers have advised us that there are doubts as to the enforceability in England and Wales, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities based on the U.S. federal or state securities laws.

WHERE YOU CAN FIND MORE INFORMATION

        Rio Tinto plc is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") applicable to foreign private issuers and, in accordance with these requirements, files annual and special reports and other information with the SEC. You may read and copy any document that Rio Tinto plc files at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain documents Rio Tinto plc files with the SEC on the SEC website at www.sec.gov. The address of the SEC's internet site is provided solely for the information of prospective investors and is not intended to be an active link. Please visit this website or call the SEC at 1-800-732-0330 for further information about its public reference room.

        ADSs of Rio Tinto plc are listed on the NYSE, and the Shares are admitted to the Official List of the UK Listing Authority and to trading on the London Stock Exchange plc's main market for listed securities. You can consult reports and other information about Rio Tinto plc that it has filed pursuant to the rules of the NYSE and the UK Listing Authority.

        The SEC allows us to incorporate by reference the information that we file with them, which means that:

  •
  incorporated documents are considered part of this prospectus;

  •
  we can disclose important information to you by referring to those documents; and

  •
  information that Rio Tinto plc files with the SEC in the future and incorporates by reference herein will automatically update and supersede information in this prospectus and information previously incorporated by reference herein.

        The information that we incorporate by reference is an important part of this prospectus.

        Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in the affairs of the Rio Tinto Group since the date thereof or that the information contained therein is current as of any time subsequent to its date. Any statement contained in such incorporated documents shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained in another document we incorporate by reference at a later date modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We incorporate by reference the documents below filed with the SEC by Rio Tinto plc and Rio Tinto Limited pursuant to the Exchange Act. We also incorporate by reference any future filings that Rio Tinto plc makes with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act until the date that the offering of securities is terminated. Our reports on Form 6-K furnished to the SEC after the date of this prospectus (or portions thereof) are incorporated by reference in this prospectus only to the extent that the forms expressly state that we incorporate them (or such portions) by reference in this prospectus.

        The documents incorporated by reference herein in the future and set forth below contain important information about us and our financial condition:

  (i)
  Annual Report on Form 20-F of Rio Tinto plc and Rio Tinto Limited for the year ended December 31, 2014 filed with the SEC on March 6, 2015, including both the description of the Shares that appears on pages 217 to 222 of the Rio Tinto Annual Report 2014, filed as Exhibit 15.2 thereto, as well as the description of the ADSs that appears on pages 28 to 29; and

  (ii)
  any future report on Form 20-F that Rio Tinto plc and Rio Tinto Limited file with the SEC under the Exchange Act until the date that the offering of securities is terminated.

        You can obtain copies of any of the documents incorporated by reference through Rio Tinto or the SEC. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus. You may obtain Rio Tinto documents incorporated by reference into this prospectus, at no cost, by requesting them in writing or by telephone at the following address and telephone number:

Rio Tinto plc
2 Eastbourne Terrace
London W2 6LG
United Kingdom
Tel: 011-44-207-781-2000

 FORWARD-LOOKING STATEMENTS

        This prospectus contains and incorporates by reference certain forward-looking statements with respect to the financial condition, results of operations and business of the Rio Tinto Group. These statements are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words "intend," "aim," "project," "anticipate," "estimate," "plan," "believe," "expect," "may," "should," "will," "target," "set to" or similar expressions, commonly identify such forward-looking statements.

        Examples of forward-looking statements contained in or incorporated by reference in this prospectus include those regarding estimated ore reserves, anticipated production or construction dates, costs, outputs and productive lives of assets or similar factors. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors set forth in this document that are beyond the Group's control. For example, future ore reserves will be based in part on market prices that may vary significantly from current levels. These may materially affect the timing and feasibility of particular developments. Other factors include the ability to produce and transport products profitably, demand for our products, the effect of foreign currency exchange rates on market prices and operating costs, and activities by governmental authorities, such as changes in taxation or regulation, and political uncertainty.

        In light of these risks, uncertainties and assumptions, actual results could be materially different from projected future results expressed or implied by these forward-looking statements which speak only as at the date of this prospectus. Except as required by applicable regulations or by law, the Group does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events. The Group cannot guarantee that its forward-looking statements will not differ materially from actual results.

QUESTIONS AND ANSWERS ABOUT THE RESCISSION OFFER

        The following questions and answers are intended to address briefly some commonly asked questions regarding the Rescission Offer. These questions and answers do not address all questions that may be important to you as a participant in the Plans who acquired Units during the Purchase Period. Please refer to "The Rescission Offer" and the more detailed information contained elsewhere in this prospectus and the documents incorporated by reference into this prospectus, which you should read carefully. We also urge you to consult with your independent legal, tax and/or financial advisers before accepting or rejecting the Rescission Offer.

        The following questions and answers are divided into five major sections:

  1.
  How the Rescission Offer Works

  2.
  Accepting the Rescission Offer

  3.
  Rejecting the Rescission Offer

  4.
  Effect of Accepting or Rejecting the Rescission Offer

  5.
  How to Get More Information

* * * * *

1.     How the Rescission Offer Works

Q: Why are you making the Rescission Offer?

A: Plan participants can purchase Units through the Plans. The Trustee holds the Plans' ADSs in the Company Stock Fund, and Plan participants who invest in Units therefore have an indirect beneficial interest in those ADSs through their investments in the Company Stock Fund. Since these Units have been offered and sold to Plan participants on behalf of the Rio Tinto Group, we are required to register with the SEC the deemed sale of the ADSs included in these Units to Plan participants. In respect of the RTAI Plan, we inadvertently failed to file a registration statement following the merger of three contributing plans (each of which did have registration statements filed with the SEC) into the RTAI Plan. In respect of the KUC Plan and the Borax Plan, we inadvertently exceeded the number of ADSs registered with the SEC for sales of Units to participants through those Plans. On September 8, 2014, we filed a registration statement on Form S-8 with the SEC to register all ADSs under the Plans as of that date.

        We are making the Rescission Offer to ensure compliance with the Securities Act.

Q: What Units are subject to the Rescission Offer?

A: Units subject to the Rescission Offer are only those purchased during the Purchase Period. The Rescission Offer encompasses 93,043 Units sold through the Plans during this Purchase Period (September 9, 2013 through September 8, 2014).

        We believe that the statute of limitations period applicable to potential claims for rescission under the Securities Act is one year, but in no event later than three years, after the security was bona fide offered to the public. Accordingly, in determining the Purchase Period, we selected a date after which no unregistered sales of ADSs included in Units were made under the Plans as the ending date of the Purchase Period, and a date that is twelve months earlier as the beginning date of the Purchase Period.

Q: Who is eligible to participate in the Rescission Offer?

A: The only Plan participants who are eligible to participate in the Rescission Offer are Plan participants who purchased Units during the Purchase Period and:

  •
  subsequently sold their Units at a loss at any time prior to the Expiration Time, based on (i) the sum of the amount they paid for such Units (less the value of dividends received) plus interest from the date of purchase to the date of sale, less (ii) any proceeds from their sale of Units. If a participant is eligible to participate in the Rescission Offer, he or she will receive interest on the amount of the loss from the date of sale to the date proceeds are credited, in addition to interest from the date of purchase to the date of sale; or

  •
  continue to hold Units at the Expiration Time where the amount they paid for such Units (less the value of dividends received), plus interest from the date of purchase to the Expiration Time is greater than the value of the Units at the Expiration Time (based on the price of the Units as of the close of business on April 6, 2015, which is the date on which the Expiration Time falls). Although eligibility will be determined based on the accrual of interest through to the Expiration Time, the actual proceeds participants will receive will reflect the accrual of interest through the date that such proceeds are credited.

        If you validly complete and deliver the accompanying Rescission Offer Acceptance Form prior to the Expiration Time, we will review your Plan account and determine whether you are eligible to participate in the Rescission Offer. In making this determination, we will use a "first-in, first-out," or FIFO, principle, as described under "—Accepting the Rescission Offer—How is the FIFO principle applied to Unit purchases and sales?"

Q: Am I legally required to accept the Rescission Offer?

A: No. You are not legally required to accept the Rescission Offer. Your decision to accept or reject the Rescission Offer is completely voluntary. We neither encourage participants to accept, nor discourage them from accepting, the Rescission Offer. If we do not receive a legible, validly completed Rescission Offer Acceptance Form by the Expiration Time, you will be deemed to have rejected, and not accepted, the Rescission Offer.

        We urge you to read this prospectus carefully and to make an independent evaluation with respect to the Rescission Offer before deciding whether to accept or reject the Rescission Offer. We also urge you to consult with your independent legal, tax and/or financial advisers before accepting or rejecting the Rescission Offer.

        In making your decision whether to accept the Rescission Offer, you should consider all relevant factors in light of your particular circumstances, including the potential tax consequences of accepting the Rescission Offer (see "Material U.S. Federal Income Tax Consequences").

Q: May I accept the Rescission Offer in part?

A: No. If you accept the Rescission Offer, then you must accept it for all Units that were purchased during the Purchase Period that you continue to hold at the Expiration Time as well as all Units that you purchased during the Purchase Period that were sold at a loss at any time prior to the Expiration Time. However, if you sold Units at a loss but have a gain in respect of Units that you continue to hold at the Expiration Time, then you will only receive proceeds in respect of the Units you sold at a loss. Likewise, if you have a loss in respect of Units that you continue to hold at the Expiration Time but sold Units at a gain, you will only receive proceeds in respect of the Units that you continue to hold at the Expiration Time.

Q: When does the Rescission Offer expire?

A: The Rescission Offer expires at the Expiration Time, which is 12:00 noon, U.S. Eastern Time (10:00 a.m., U.S. Mountain Time), on April 6, 2015.

Q: What if I am eligible for the offer but I do not return an Rescission Offer Acceptance Form by the Expiration Time?

A: If you do not return a Rescission Offer Acceptance Form so that it is received by us by or before the Expiration Time, you will be deemed to have rejected, and not accepted, the Rescission Offer. If you do not return a Rescission Offer Acceptance Form by or before the Expiration Time, we will, in our sole discretion, decide whether to permit you to participate in the Rescission Offer and/or credit your Plan account with proceeds in respect of Units you sold at a loss prior to the Expiration Time and/or Units you continued to hold at the Expiration Time.

Q: Does it matter whether I purchased Units through employee salary deferrals (before- or after-tax), rollover contributions, company contributions, dividends, loan repayments or fund exchanges?

A: No. All purchases of Units made through the Plans during the Purchase Period will be considered when determining whether you are eligible to accept the Rescission Offer and the amount of proceeds to which you are entitled.

Q: What effect do dividends paid on ADSs since the beginning of the Purchase Period have on the value of my Units?

A: If you received any dividends attributable to your investment in Units, they were automatically reinvested in the Company Stock Fund.

        During the Purchase Period, we paid the following cash dividends:

  •
  $1.0918 per ADS (corresponding to $1.088337 per Unit) on April 10, 2014 to holders of record as of March 7, 2014; and

  •
  $0.9330 per ADS (corresponding to $0.9511503 per Unit) on September 11, 2014 to holders of record as of August 15, 2014.

        In addition, the Board of Directors declared a cash dividend of £0.7798 per Share payable on April 9, 2015 to holders of record as of March 6, 2015, for which the equivalent U.S. dollar amount will be announced on March 31, 2015. The dividend payable on April 9, 2015, in addition to the dividends paid on September 11, 2014 and April 10, 2014, will reduce the purchase price you will be deemed to have paid for your Units. Because they were reinvested after the end of the Purchase Period, Units purchased with the dividend payable on April 9, 2015 and those purchased with the dividend paid on September 11, 2014 will not be eligible for the Rescission Offer.

Q: What is the effect of my having taken a loan from the Plans?

A: If you have an outstanding loan from the Plans, the amount that you are required to repay will not change as a result of your acceptance or rejection of the Rescission Offer. Any loans requested from Units purchased during the Purchase Period will be treated as sales of Units when determining whether you are eligible to accept the Rescission Offer and the amount of proceeds to which you are entitled.

Q: What is the effect of my having taken an in-kind distribution of ADSs from the Plans?

A: Any in-kind distributions of ADSs requested from Units purchased during the Purchase Period will be treated as sales of Units when determining whether you are eligible to accept the Rescission Offer and the amount of proceeds to which you are entitled.

Q: What happens if I accept the Rescission Offer for Units that I hold in my Plan account at the Expiration Time?

A: If you submit a Rescission Offer Acceptance Form and are eligible for the Rescission Offer for Units that you continue to hold in your Plan account at the Expiration Time, your Plan account will be adjusted and the Trustee of the Plan will transfer the ADSs included in these Units on your behalf to the Employee Share Trust. If you are not eligible for the Rescission Offer for such Units, they will remain in your Plan account.

2.     Accepting the Rescission Offer

Q: What do I need to do to accept the Rescission Offer?

A: You may mail or overnight to us your Rescission Offer Acceptance Form. In order to be eligible to accept the Rescission Offer, you must complete, sign and date the Rescission Offer Acceptance Form and return it by mail or overnight mail so that it is received by us by or before 12:00 noon, U.S. Eastern Time (10:00 a.m., U.S. Mountain Time), on April 6, 2015. If your Rescission Offer Acceptance Form is not received by us at one of the following addresses by or before the Expiration Time, you will be deemed to have rejected, and not accepted, the Rescission Offer.

If by mail: Rio Tinto U.S. Benefits Service Center P.O. Box 14069 Cincinnati, OH 45202	If by overnight mail: Rio Tinto U.S. Benefits Service Center c/o Buck Consultants 720 E. Pete Rose Way, Suite 300 Cincinnati, OH 45202

        If you choose to accept the Rescission Offer, you must mail or overnight the Rescission Offer Acceptance Form sufficiently in advance of the Expiration Time to ensure its receipt by the deadline specified above. The method for returning the Rescission Offer Acceptance Form is at your sole option and risk, and delivery will be deemed made only when actually received by us at the address indicated above. If delivery is by mail, we recommend using registered mail with return receipt requested.

        We will, in our sole discretion, determine whether your Rescission Offer Acceptance Form has been validly completed, timely returned, whether you are eligible to accept the Rescission Offer and the amount of proceeds to which you are entitled, and all such determinations shall be final and binding.

Q: What interest rate will be used in calculating any amounts credited to me?

A: We will use a rate of interest of 12%, which is the statutory rate of interest in Utah, the state with the highest applicable interest rate across the states in which Plan participants are employed or reside.

Q: What will I be credited with if I accept the Rescission Offer?

A: The answer to this question depends on whether you have sold or continue to hold the Units purchased through the Plans during the Purchase Period at the Expiration Time:

  •
  If you sold such Units at a loss at any time prior to the Expiration Time, within a period of up to seven U.S. business days following the Expiration Time, your Plan account will be credited with proceeds in an amount equal to the excess of (i) the sum of the amount you paid for such Units (less the value of dividends received), plus interest from the date of purchase to the date of sale, plus interest on the amount of loss from the date of sale to the date that proceeds of the Rescission Offer are credited, less (ii) any proceeds from your sale of Units.

  •
  If you continue to hold such Units at the Expiration Time, within a period of up to seven U.S. business days following the Expiration Time, your Plan account will be credited with proceeds equal to the amount you paid for such Units (less the value of dividends received), plus interest from the date of purchase to the date that proceeds of the Rescission Offer are credited. When any proceeds to which you are entitled are credited, your Plan account will be adjusted and the Trustee of the Plan will transfer the ADSs included in these Units on your behalf to the Employee Share Trust.

        The phrase "the value of dividends received" means the exact amount of dividends received, unadjusted for any gains or losses.

        You should note that, as explained above, if you sold Units at a loss but have a gain in respect of Units that you continue to hold at the Expiration Time, then you will only receive proceeds in respect of the Units you sold at a loss. Likewise, if you have a loss in respect of Units that you continue to hold at the Expiration Time but sold Units at a gain, you will only receive proceeds in respect of the Units that you continue to hold at the Expiration Time. See "—May I accept the Rescission Offer in part?"

Q: How is the FIFO principle applied to Unit purchases and sales?

A: Units are deemed sold in the order in which you purchased them. In order to determine which Units purchased during the Purchase Period are eligible for the credit of proceeds pursuant to the Rescission Offer, all Units so purchased will be matched against all sales of Units by matching the first Units purchased with the first Units sold. Sales of Units will be matched first with your opening balance of Units, if any. This principle is commonly called "first-in, first-out," or "FIFO," and should be used by you when reviewing your activity during the Purchase Period.

        Purchases and sales of Units will be matched based on contribution source (e.g., before-tax contributions, after-tax contributions, employer contributions) for purposes of applying the FIFO principle. All gains and losses associated with Units held at the Expiration Time will be aggregated across all contribution sources, and all gains and losses associated with Units sold at any time prior to the Expiration Time will be aggregated across all contribution sources. To the extent you had an aggregate loss in respect of either Units held at the Expiration Time or Units sold at any time prior to the Expiration Time, you will be eligible to participate in the Rescission Offer.

        As explained above, if you sold Units at a loss but have a gain in respect of Units that you continue to hold at the Expiration Time, then you will only receive proceeds in respect of the Units you sold at a loss. Likewise, if you have a loss in respect of Units that you continue to hold at the Expiration Time but sold Units at a gain, you will only receive proceeds in respect of the Units that you continue to hold at the Expiration Time. See "—How the Rescission Offer Works—May I accept the Rescission Offer in part?"

        An example of the FIFO determination based on a single contribution source is shown below.

        Let's assume that Mr. John Smith has the following transaction history:

Type	Date of Transaction	Units
Opening Balance	—	25
Purchase 1	May 31, 2014	50
Purchase 2	June 8, 2014	50
Sale 1	July 1, 2014	50
Sale 2	July 15, 2014	50
Purchase 3	August 1, 2014	50
Sale 3	August 31, 2014	50

        Mr. Smith's calculation looks like this:

	Date	Purchase of Units(1)	Sale of Rescission Offer Units	Amount of Loss Recognized per Unit
Opening Balance	—	25 Units (at $52.50 per Unit)(2)	—	—
Purchase 1	May 31, 2014	50 Units (at $50 per Unit)	—	—
Purchase 2	June 8, 2014	50 Units (at $45 per Unit)	—	—
Sale 1	July 1, 2014	—	50 Units (at $45 per Unit)	25 Units at $7.50 loss per Unit; 25 Units at $5 loss per Unit(3)
Sale 2	July 15, 2014	—	50 Units (at $42.50 per Unit)	25 Units at $7.50 loss per Unit; 25 Units at $2.50 loss per Unit(4)
Purchase 3	August 1, 2014	50 Units (at $37.50 per Unit)	—	—
Sale 3	August 31, 2014	—	50 Units (at $37.50 per Unit)	25 Units at $7.50 loss per Unit; 25 Units at $0 loss per Unit(5)

(1)
The prices set forth below are used for illustrative purposes only and should not be taken as indicative of the actual historical prices of the ADSs.

(2)
For purposes of the FIFO calculation, Mr. Smith's opening balance of 25 Units will be considered to be the first Units sold. Since they were not purchased during the Purchase Period, they will not be considered in the calculation.

(3)
Units sold on this date are first matched against Units that were in Mr. Smith's opening balance and then matched against Units purchased on May 31, 2014. Although the Units held in the opening balance were sold at a loss, that loss is not counted toward determining whether the Units acquired during the Purchase Period were sold at a loss.

(4)
Units sold on this date are first matched against Units purchased on May 31, 2014 and then matched against Units purchased on June 8, 2014.

(5)
Units sold on this date are matched first against Units purchased on June 8, 2014 and then against Units purchased on August 1, 2014.

        Using the above calculations, Mr. Smith sold 125 Units purchased during the Purchase Period at a loss. In this case, Mr. Smith would be eligible for the Rescission Offer. In addition, using the above calculations, Mr. Smith continues to hold 25 Units that were purchased during the Purchase Period on August 1, 2014 for $37.50 per Unit. For details of any proceeds to which Mr. Smith would be entitled, see "—How are gains and losses calculated in connection with the Rescission Offer?" below.

        Imagine that instead, each of the sales on July 1, 2014, July 15, 2014 and August 31, 2014 had taken place at a price of $50. In that event, based on the FIFO principle, Mr. Smith would have experienced no loss on Units purchased during the Purchase Period in respect of the sale on July 1, 2014, a gain of $125 in respect of the sale on July 15, 2014 and a gain of $187.50 in respect of the sale on August 31, 2014, giving him an aggregate gain of $312.50. In this case, Mr. Smith would not be eligible for the Rescission Offer.

Q: How are gains and losses calculated in connection with the Rescission Offer?

A: Using the first example set forth above under "—How is the FIFO principle applied to Unit purchases and sales?," Mr. Smith's losses would be calculated as set forth below.

        For purposes of this example, let's assume:

  •
  The value of a Unit at the close of business on April 6, 2015 is $40;

  •
  A total dividend of $0.50 per Unit was paid to holders of record as of July 6, 2014, but it was not reinvested until after the end of the Purchase Period, so it counted as earnings on some of the Units he purchased, but not as a purchase made during the Purchase Period;

  •
  Interest of 12% per year is paid from the date of purchase by Mr. Smith through his Plan to the date that any proceeds of the Rescission Offer are credited to his Plan account; and

  •
  Proceeds of the Rescission Offer are credited to Mr. Smith's Plan account on April 9, 2015.

Calculation of Gains or Losses in Connection with Sales of Units Purchased During the Purchase Period

        For each transaction, Mr. Smith is entitled to an amount equal to the excess of (i) the amount he paid for the Units (less the value of dividends received) plus interest to the date of sale and interest on the amount of any loss from the date of sale, less (ii) any proceeds from his sale of Units.

Sale 1: Mr. Smith sold 50 Units at $45 per Unit on July 1, 2014. He is deemed to have purchased 25 of those Units from his opening balance at a price of $52.50 per Unit and the remaining 25 Units at a price of $50 per Unit. However, the Units sold from his opening balance are excluded from the calculation, since they were not purchased during the Purchase Period. In addition, because he sold his Units before the dividend was declared, there are no dividends credited to him in connection with this sale.

        His loss is calculated as follows:

Initial Loss on Units Purchased May 31, 2014

(25 × $50) + ((25 × $50) × (12% × (31/365)) – (25 × $45) = $137.74

        Original cost of the 25 Units purchased on May 31, 2014 + interest on the cost of the Units for the period they were held—the proceeds from his sale of Units.

Interest on the Loss

$137.74 × (12% × (282/365)) = $12.77

        Interest on the loss on the sales of the Units from the date of sale through the date that proceeds are credited.

Total Loss

        His total loss for the Units he sold on July 1, 2014 is therefore $137.74 + 12.77 = $150.51

Sale 2: Mr. Smith sold 50 Units at $42.50 per Unit on July 15, 2014. He is deemed to have purchased 25 of those Units at a price of $50 per Unit and the remaining 25 Units at a price of $45 per Unit. His loss is calculated as follows:

Initial Loss on Units Purchased May 31. 2014

(25 × $50) – ($0.50 × 25) + ((25 × $50) × (12% × (45/365)) — (25 × $42.50) = $193.49

        Original cost of the 25 Units purchased on May 31, 2014—dividends paid on the Units + interest on the cost of the Units for the period they were held—the proceeds from his sale of Units.

Initial Loss on Units Purchased June 8. 2014

(25 × $45) – ($0.50 × 25) + ((25 × $45) × (12% × (45/365)) – (25 × $42.50) = $66.64

        Original cost of the 25 Units purchased on June 8, 2014—dividends paid on the Units + interest on the cost of the Units for the period they were held—the proceeds from his sale of Units.

Interest on the Loss

($193.49 + $66.64) × (12% × (268/365)) = $21.21

        Interest on the loss on the sales of the Units sold on July 15th from the date of sale through the date that any proceeds are credited.

Total Loss

        His total loss for the Units he sold on July 15, 2014 is $193.49 + $66.64 + $21.21 = $281.34

Sale 3: Mr. Smith sold 50 Units at $37.50 per Unit on August 31, 2014. He is deemed to have purchased 25 of those Units at a price of $45 per Unit and the remaining 25 Units at a price of $37.50 per Unit. His loss is calculated as follows:

Initial Loss on Units Purchased June 8. 2014

(25 × $45) – ($0.50 × 25) + ((25 × $45) × (12% × (84/365)) – (25 × $37.50) = $206.07

        Original cost of the 25 Units purchased on June 8, 2014—dividends paid on the Units + interest on the cost of the Units for the period they were held—the proceeds from his sale of Units.

Gain on Units Purchased August 1, 2014

(25 × $37.50) – ($0.50 × 25) + ((25 × $37.50) × (12% × (30/365)) – (25 × $37.50) = ($3.25)

        Original cost of the 25 Units purchased on August 1, 2014—dividends paid on the Units + interest on the cost of the Units for the period they were held—the proceeds from his sale of Units. Because of the impact of the dividend on this calculation, Mr. Smith experienced a gain on the sale of the Units purchased August 1, 2014.

Interest on the Loss

($206.07–$3.25) × (12% × (221/365)) = $14.73

        Interest on the loss on the sales of the Units sold on July 15th from the date of sale through the date that any proceeds are credited.

Total Loss

        His total loss for the Units he sold on August 31, 2014 is $206.07 – $3.25 + $14.73 = $217.55

        To determine whether or not Mr. Smith is entitled to receive proceeds, the results of the calculations from each of the sales will be summed as follows:

        His total loss for the Units he sold on July 1, 2014 is $150.51.

        His total loss for the Units he sold on July 15, 2014 is $281.34.

        His total loss for the Units he sold on August 31, 2014 is $217.55.

        $150.51 + $281.34 + $217.55 = $649.40

        Because Mr. Smith experienced a loss in connection with the sale of the Units, he will receive proceeds if he accepts the Rescission Offer. The proceeds to which Mr. Smith is entitled, in respect of the Units that he purchased during the Purchase Period and subsequently sold, amount to $649.40.

Calculation of Gains or Losses in Connection with Units Purchased During the Purchase Period and that Continued to be Held

        Mr. Smith continues to hold 25 Units that he purchased during the Purchase Period. The calculation in respect of these Units is set forth below:

(25 × $37.50) – ($0.50 × 25) + ((25 × $37.50) × (12% × (251/365)) – (25 × $40) = –$1,002.36

        (The adjusted cost of the Units is the original cost of the 25 Units purchased on August 1, 2014—dividends paid on the Units + interest on the cost of the Units from the date of purchase through the Expiration Time.)

        The value of the Units at the Expiration Time is (25 × $40) = $1,000.

        Since the value of the Units at the Expiration Time is $2.36 less than the adjusted cost, Mr. Smith would be entitled to receive proceeds if he accepts the Rescission Offer.

Q: When and how will I be credited with proceeds if I validly accept the Rescission Offer and I still have a Plan account with an account balance?

A: If we receive a legible, validly completed Rescission Offer Acceptance Form from you by or before the Expiration Time and we determine that you are eligible to accept the Rescission Offer and you still have a Plan account with an account balance, any proceeds to which you are entitled will be credited to your Plan account according to your instruction on the Rescission Offer Acceptance Form to have any proceeds reinvested either (i) in accordance with the investment election for your contributions to the Plan on file with the Plan's recordkeeper as of the date that the Rescission Offer proceeds to which you are entitled are credited; or (ii) 100% in the form of Units based on the purchase price of such Units as of the date that any proceeds to which you are entitled are credited. If you accept the Rescission Offer but you do not provide an instruction on the Rescission Offer Acceptance Form, any proceeds to which you are entitled by accepting the Rescission Offer will be credited into your Plan account in accordance with your investment elections for new contributions to the Plan as of the date that any proceeds to which you are entitled are credited.

        Proceeds to which you are entitled will be credited to your Plan account within a period of up to seven U.S. business days following April 6, 2015, which is the date on which the Expiration Time falls. You may confirm that your proceeds have been credited to your Plan account by viewing your online Plan account history as described under "Questions and Answers about the Rescission Offer—Where can I find information about my purchases and sales of Units?"

        If we receive more than one legible, validly completed Rescission Offer Acceptance Form from you by or before the Expiration Time, we will follow the instructions in the last form received from you.

Q: When and how will I be credited with proceeds if I validly accept the Rescission Offer and I no longer have a Plan account with an account balance?

A: If we receive a legible, validly completed Rescission Offer Acceptance Form from you by or before 12:00 noon, U.S. Eastern Time (10:00 a.m., U.S. Mountain Time), by or before the Expiration Time and we determine that you are eligible to accept the Rescission Offer but you no longer have a Plan account with an account balance, we will reopen your Plan Account and any proceeds to which you are entitled will be credited and invested in the Stable Value Fund until you instruct the Trustee to distribute the proceeds directly to you or to roll over the proceeds to an individual retirement account or other qualified retirement account in a direct rollover. You will be asked to confirm on the Rescission Offer Acceptance Form that the proceeds should be distributed in accordance with the distribution instructions on file with the Plan's recordkeeper at the time your Plan account was originally distributed and subsequently closed; or, you may provide new payment instructions with respect to distribution of any proceeds. If you validly accept the Rescission Offer but you do not make a distribution confirmation on the Rescission Offer Acceptance Form, any proceeds to which you are entitled will be held in your Plan account until the Trustee receives instructions from you as to their distribution.

        Proceeds to which you are entitled will be credited to your Plan account within a period of up to seven U.S. business days following April 6, 2015, which is the date on which the Expiration Time falls. You may confirm that your proceeds have been credited to your Plan account by viewing your online Plan account history as described under "Questions and Answers about the Rescission Offer—Where can I find information about my purchases and sales of Units?"

3.     Rejecting the Rescission Offer

Q: What do I need to do if I want to reject, or do not want to accept, the Rescission Offer?

A: If you want to reject, or do not want to accept, the Rescission Offer, you do not need to take any action.

Q: What happens if I do not return the Rescission Offer Acceptance Form?

A: If you do not return the Rescission Offer Acceptance Form by or before the Expiration Time, you will be deemed to have rejected, and not accepted, the Rescission Offer.

        If you reject, or do not accept, the Rescission Offer, you will retain ownership of any Units you continue to hold at the Expiration Time that are subject to the Rescission Offer and you will not be credited with any proceeds in respect thereof.

Q: Can I change my mind after I have mailed or overnighted my completed, signed and dated Rescission Offer Acceptance Form and revoke my acceptance?

A: Yes. You can change your decision about accepting the Rescission Offer at any time before the Expiration Time.

        If you change your decision and want to reject the Rescission Offer after having submitted the Rescission Offer Acceptance Form to accept the Rescission Offer, then you may reject the Rescission Offer by completing, signing, dating and returning the Rescission Offer Revocation Form to one of the addresses below.

If by mail: Rio Tinto U.S. Benefits Service Center P.O. Box 14069 Cincinnati, OH 45250	If by overnight mail: Rio Tinto U.S. Benefits Service Center c/o Buck Consultants 720 E. Pete Rose Way, Suite 300 Cincinnati, OH 45202

        You must mail or overnight the Rescission Offer Revocation Form sufficiently in advance of the Expiration Time to ensure its receipt by the deadline specified above. Otherwise you will be deemed to have accepted the Rescission Offer pursuant to your instruction on the Rescission Offer Acceptance Form. The method for returning the Rescission Offer Revocation Form is at your sole option and risk, and delivery will be deemed made only when actually received by us at the address indicated above. If delivery is by mail, we recommend using registered mail with return receipt requested.

        We will, in our sole discretion, determine whether your Rescission Offer Revocation Form has been validly completed, timely returned and whether you revoked your prior acceptance of the Rescission Offer, and all such determinations shall be final and binding.

4.     Effect of Accepting or Rejecting the Rescission Offer

Q: What is the effect of the Rescission Offer on my ability to assert claims?

A: For a detailed description of the effect of the Rescission Offer on any applicable federal securities law or state law claims, see "Risk Factors—The Rescission Offer may not bar claims relating to our possible non-compliance with securities laws" and "Risk Factors—Your right of rescission, if any, under federal and state law may not survive if you affirmatively reject or do not accept the Rescission Offer."

Q: Will the Rescission Offer affect my ability to direct transactions in my Plan account?

A: Yes, if you accept the Rescission Offer, your ability to direct transactions will be affected. In order to ensure smooth processing of the Rescission Offer, if you accept the Rescission Offer, your ability to transfer from the Company Stock Fund or request a payment (i.e. loans, withdrawals or a final distribution) from your Plan account will be temporarily suspended. This temporary suspension is called a "blackout period." The blackout period will not affect the investment of contributions from salary deferrals or loan repayments. The blackout period will begin at 4:00 p.m., U.S. Eastern Time (2:00 p.m., U.S. Mountain Time), on April 6, 2015, and is anticipated to last up to seven U.S. business days. You will be notified in the event that the blackout period is extended past such date. As a result, if you accept the Rescission Offer and want to initiate any requests for transfers from the Company Stock Fund, or request a loan, withdrawal or final distribution of your Plan account, you will need to initiate those requests prior to 4:00 p.m., U.S. Eastern Time (2:00 p.m., U.S. Mountain Time), on April 6, 2015 for those requests to take effect.

        See "Risk Factors—You will not be permitted to conduct any transactions out of your Plan account for a period of time following the Expiration Time if you accept the Rescission Offer" for information on risks associated with the blackout period and "Notice of Blackout Period" for more information on the blackout period.

Q: What happens to my Plan account if I reject, or do not accept, the Rescission Offer?

A: If you reject, or do not accept, the Rescission Offer, you will retain ownership of any Units you continue to hold at the Expiration Time that are subject to the Rescission Offer and you will not be credited with any proceeds in respect thereof. In addition, your Plan account will not be affected by the "blackout period" described above under "—Will the Rescission Offer affect my ability to direct transactions in my Plan account?"

5.     How to Get More Information

Q: Who do I contact if I have questions about the Rescission Offer?

A: If you have questions about the Rescission Offer process, you may contact the Rio Tinto U.S. Benefits Service Center at 1-800-950-1435, Monday through Friday, except holidays (note that the Rio Tinto U.S. Benefits Service Center will be open on April 3, 2015), between the hours of 9:30 a.m. and 8:00 p.m., U.S. Eastern Time (7:30 a.m. and 6:00 p.m., U.S. Mountain Time). If you are outside of the United States, you may contact the Rio Tinto U.S. Benefits Service Center at 1-602-797-6299 during the same hours.

Q: Where can I find information about my purchases and sales of Units?

A: Detailed information about your purchases of Units during the Purchase Period and any subsequent sales of such Units is available to you through your online Plan account.

        You can access your online Plan account by going to the Rio Tinto U.S. Benefits website at www.rtusbenefits.com. Once you have accessed the Rio Tinto U.S. Benefits website, enter your username and password. If you have forgotten your username, password, need other assistance on the login page, or would like to request that a dynamic online statement be mailed to you, contact the Rio Tinto U.S. Benefits Service Center at 1-800-950-1435, Monday through Friday, except holidays (note that the Rio Tinto U.S. Benefits Service Center will be open on April 3, 2015), between the hours of 9:30 a.m. and 8:00 p.m., U.S. Eastern Time (7:30 a.m. and 6:00 p.m., U.S. Mountain Time). If you are outside of the United States, you may contact the Rio Tinto U.S. Benefits Service Center at 1-602-797-6299 during the same hours.

        The historical transaction information available to you through your online Plan account may also be able to assist you in determining whether you should accept the Rescission Offer. See "—Accepting the Rescission Offer—How is the FIFO principle applied to Unit purchases and sales?" and "—Accepting the Rescission Offer—How are gains and losses calculated in connection with the Rescission Offer?" for more information on how we will determine whether you are entitled to be credited with proceeds pursuant to the Rescission Offer.

RISK FACTORS

        An investment in the Units, and the ADSs and Shares included therein, involves risks. You should carefully consider the following risk factors relating to the Rescission Offer in addition to the risks identified in "Forward-Looking Statements" above and the risks identified in the Annual Report on Form 20-F of Rio Tinto plc and Rio Tinto Limited for the year ended December 31, 2014, including those risks identified under the caption "Risk Factors" in the Annual Report on Form 20-F of Rio Tinto plc and Rio Tinto Limited. Please see "Where You Can Find More Information."

The Rescission Offer may not bar claims relating to our possible non-compliance with securities laws

        The rights remaining to the recipients of a rescission offer are not clearly delineated under federal or certain state securities laws. If a person accepts the Rescission Offer, we believe our potential liability to that person will be eliminated. If you reject, or do not accept, the Rescission Offer, it is unclear whether your federal right of rescission, if any, will be preserved. It is not certain that the Rescission Offer will have the effect of barring claims relating to our possible non-compliance with applicable federal securities laws. Should the Rescission Offer be rejected or not accepted, we may continue to be contingently liable for rescission or damages. In addition, the Rescission Offer will not prevent regulators from pursuing enforcement actions or imposing penalties and fines against us with respect to any violations of securities laws. In any event, we do not expect the Rescission Offer to have a material impact on our results of operations, financial condition or liquidity.

Your right of rescission, if any, under federal and state law may not survive if you reject, or do not accept, the Rescission Offer

        The rights remaining to the recipients of a rescission offer are not clearly delineated under federal or certain state securities laws. If you reject, or do not accept, the Rescission Offer, it is unclear whether your federal right of rescission, if any, will be preserved. The staff of the SEC takes the position that a person's federal right of rescission may survive a rescission offer. However, the few federal courts that have addressed this issue in the past have suggested that, at least in certain circumstances, a person who rejects, or does not accept, a rescission offer may be precluded from later seeking similar relief. We may assert, among other defenses, in any litigation initiated by a person eligible to participate in this Rescission Offer who accepts or rejects the Rescission Offer, that such person is estopped (that is, legally barred) from asserting such claims. Each person is urged to consider this possibility with respect to the Rescission Offer.

        The Rescission Offer may also affect your right of rescission and your right to damages, if any, under state law. We do not make any representation as to the compliance of this Rescission Offer with applicable state law. Under most state laws, acceptance or rejection of rescission offers may preclude offerees from initiating an action against the rescission offeror in connection with the registration of securities that are the subject of the rescission offer. We may assert, among other defenses, in any litigation initiated by a person eligible to participate in the Rescission Offer who accepts or rejects the Rescission Offer, that such person is estopped from asserting such claims as a result of the Rescission Offer.

        Generally, the statute of limitations for enforcement of federal statutory rescission rights by a security holder is one year commencing on the date of the sale of the security sold in violation of the federal registration requirements, but in no event later than three years, after the security was bona fide offered to the public. Statutes of limitations under state laws vary by state, with the limitation time period under many state statutes not typically beginning until the facts giving rise to a violation are known. The Rescission Offer is not an admission that we did not comply with any federal and state registration or disclosure requirements nor is it a waiver by us of any applicable statute of limitations or any potential defense we may have. Determining the expiry of the statute of limitations period under federal or state law can be a difficult issue. Accordingly, before deciding whether or not to accept the Rescission Offer, you should consult with an attorney if you have any questions regarding how federal or state statutes of limitations may apply to any claims you may have and regarding any of your legal rights and remedies.

You will not be permitted to conduct any transactions out of your Plan account for a period of time following the Expiration Time if you accept the Rescission Offer

        If you accept the Rescission Offer, all transfers from the Company Stock Fund, and all payment requests (i.e., loans, withdrawals or a final distribution) from your Plan account will be temporarily suspended. This temporary suspension is called a "blackout period." The blackout period will not affect the investment of contributions from salary deferrals or loan repayments. The blackout period will begin at 4:00 p.m., U.S. Eastern Time (2:00 p.m., U.S. Mountain Time), on April 6, 2015, and is anticipated to last up to seven U.S. business days. You will be notified in the event that the blackout period is extended past such date. As a result, if you accept the Rescission Offer and want to initiate any requests for transfers from the Company Stock Fund, or request a loan, withdrawal or a final distribution of your Plan account, you will need to initiate those requests prior to 4:00 p.m., U.S. Eastern Time (2:00 p.m., U.S. Mountain Time), on April 6, 2015 for those requests to take effect. If you accept the Rescission Offer, you will be subject to the risk that due to events in the securities markets, the value of your Plan account could significantly decline during this period and you would not be able to make transfers from the Company Stock Fund or make a payment request to avoid or mitigate this result.

        Any proceeds credited to you pursuant to the Rescission Offer (including interest through the date that any proceeds to which you are entitled are credited) may take up to seven U.S. business days following April 6, 2015, which is the date on which the Expiration Time falls, to be deposited into your Plan account. The purchase price of the reinvestment of such proceeds could be higher or lower than the purchase price as of the close of business on April 6, 2015, which is the date on which the Expiration Time falls. If you accept the Rescission Offer, you will be subject to the risk that the purchase price of the applicable investment could increase in value prior to the reinvestment of proceeds in your Plan account, resulting in a higher unit cost for such investment. See "Notice of Blackout Period" for additional information. We express no view as to whether the Unit prices for the Plan's investment options will increase or decrease during such period or otherwise.

OUR COMPANY

The Rio Tinto Group

        Rio Tinto is a leading international mining group combining Rio Tinto plc and its group undertakings and Rio Tinto Limited and its group undertakings in a dual listed companies structure that operates as a single economic entity. Nevertheless, both companies remain as legal entities with separate share listings and registers.

        Businesses include open pit and underground mines, mills, refineries and smelters as well as a number of research and development facilities. The Group consists of wholly and partly owned subsidiaries, jointly controlled assets, jointly controlled entities and associated companies.

        On December 31, 2014, Rio Tinto plc had a market capitalization of £42.4 billion (U.S.$66 billion) and Rio Tinto Limited had a market capitalization of A$25.3 billion (U.S.$20.7 billion). The Group's combined market capitalization in publicly held shares on December 31, 2014, was U.S.$86.7 billion.

        Rio Tinto's operational structure is designed to facilitate a clear focus on the Group's objective. This structure is based on the following primary product and business support groups:

  •
  Aluminium: Rio Tinto's Aluminium group is a global leader in the aluminium industry. Its businesses include high-quality bauxite mines, large-scale alumina refineries, and some of the world's lowest-cost, most technologically-advanced primary aluminium smelters.

  •
  Copper: Rio Tinto's Copper group is made up of four operating assets and two attractive development projects. The Copper group is managing the portfolio to bring on new production when the market demands it. It is among the world's largest producers of copper, gold and molybdenum.

  •
  Diamonds & Minerals: Rio Tinto's Diamonds & Minerals group comprises a suite of industry-leading, demand-led businesses, which include mining, refining and marketing operations across four sectors. Rio Tinto Diamonds is one of the world's leading diamond producers, active in mining, manufacturing, selling and marketing diamonds. Rio Tinto Minerals is a world leader in borates, with mines, processing plants and commercial and research facilities. Dampier Salt is one of the world's largest producers of seaborne salt. Rio Tinto Iron & Titanium is an industry leader in high grade titanium dioxide feedstocks. The Diamonds & Minerals group also includes the Simandou iron ore project in Guinea, one of the largest known undeveloped high-grade iron ore resources in the world.

  •
  Energy: Rio Tinto's Energy group produces coal and uranium, two important sources of energy from mining. The thermal coal and uranium it produces is used to generate electricity and our uranium is subject to strict safeguards and non-proliferation conditions to ensure it is only used for peaceful purposes. The Energy group also produces coking coal, which is an important ingredient in steel and cement production. The Energy group has operations, exploration and development projects in Australia, Namibia and Canada.

  •
  Iron Ore: Rio Tinto's Iron Ore group operates a world-class iron ore portfolio, supplying the global seaborne iron ore trade. After a decade of rapid expansion in Australia, and more recent growth in Canada, it is well positioned to benefit from major demand across China and other Asian markets. It continues to achieve industry-leading margins through effective cost saving measures, the introduction of automation and a relentless focus on optimizing operational efficiencies and marketing expertise.

  •
  Exploration: Rio Tinto considers exploration to be one of its leading capabilities. Fundamental to the exploration strategy is a focus on Tier 1 resources: the largest, lowest-cost resources that are profitable at all parts of the commodity cycle. The Exploration group conducts both greenfield and brownfield exploration programs and also supports business development groups in evaluating merger and acquisition opportunities. The Exploration group's activities cover various commodities across a range of greenfield and brownfield environments.

  •
  Technology & Innovation: Rio Tinto's Technology & Innovation ("T&I") group collectively seeks to maximize total shareholder returns by partnering with, supporting and constructively challenging product groups and functions in productivity improvement, technical assurance, project delivery, and innovation. The T&I group focuses on creating sustainable value and competitive advantage by making improvements to the way Rio Tinto operates.

        On February 27, 2015, Rio Tinto announced that it would be streamlining its world-class portfolio of assets into four product groups: Aluminium, Copper & Coal, Diamonds & Minerals and Iron Ore, with immediate effect. The coal assets of the former Energy product group became part of a new Copper & Coal product group, and the uranium assets of the former Energy product group became part of the Diamonds & Minerals product group.

The DLC Structure

        Each of Rio Tinto plc and Rio Tinto Limited is the ultimate holding company of the companies within its respective group and its respective assets are substantially comprised of shares in such companies. Neither Rio Tinto plc nor Rio Tinto Limited conducts any other business and both are accordingly dependent on the other members of the Rio Tinto Group and revenues received from them.

        In December 1995 the shareholders of each of Rio Tinto plc and Rio Tinto Limited approved the terms of a dual listed companies structure (the "DLC structure") that is designed to place the shareholders of each of the companies in substantially the same position as if they held shares in a single entity owning all of the assets of both Companies. Following the approval of the DLC structure, each of Rio Tinto plc and Rio Tinto Limited entered into a DLC Merger Sharing Agreement (the "Sharing Agreement"). The Sharing Agreement ensures that the boards of directors of each of Rio Tinto plc and Rio Tinto Limited are identical and that their businesses are managed as a single entity. The Sharing Agreement provides for the ratio of dividend, voting and capital distribution rights attached to each Rio Tinto plc ordinary share and to each Rio Tinto Limited share to be fixed in an equalization ratio which has remained unchanged at 1:1. In principle, the Sharing Agreement provides for the public shareholders of Rio Tinto plc and Rio Tinto Limited to vote as a joint electorate on all matters which affect them in similar ways. However, the Sharing Agreement also provides for the protection of the public shareholders of each of the Companies by treating the shares of each as if they were separate classes of shares issued by a single company.

        Also in December 1995, each of Rio Tinto plc and Rio Tinto Limited entered into a Deed Poll Guarantee in favor of the creditors of the other. Pursuant to the Deed Poll Guarantees, each of Rio Tinto plc and Rio Tinto Limited guaranteed the contractual obligations of the other (and the obligations of other persons which are guaranteed by the other Company), subject to certain limited exceptions. As a consequence of the Deed Poll Guarantees, holders of notes issued by the Company may make demand upon either Rio Tinto plc or Rio Tinto Limited.

THE RESCISSION OFFER

Background and Reasons for the Rescission Offer

        The Plans are qualified defined contribution plans under Section 401(a) of the Internal Revenue Code of 1986, as amended. The purpose of the Plans is to provide a voluntary, systematic method for participants to save a specified percentage of the participant's compensation for retirement and to defer federal income tax and, where allowed, state, city and county income tax, on such compensation, together with matching contributions made by Rio Tinto. State Street Bank and Trust Company is the Trustee of the Plans.

        Amounts in Plan participants' accounts are held in a trust fund maintained for the benefit of Plan participants. In addition to the Company Stock Fund, participants can invest in investment and stock funds available to them under the Plan in which they participate. All contributions to a participant's Plan account are invested in accordance with his or her investment elections.

        Plan participants can currently elect to direct up to 20% of their new contributions into the Company Stock Fund, and can transfer contributions out of the Company Stock Fund at any time. To effectuate purchases and sales of Units by participants, the Trustee will from time to time purchase and sell ADSs in the open market at market prices.

        Since these Units have been offered and sold to Plan participants on behalf of the Rio Tinto Group, we are required to register with the SEC the deemed sale of the ADSs included in these Units to Plan participants. In respect of the RTAI Plan, we inadvertently failed to file a registration statement following the merger of three contributing plans (each of which did have registration statements filed with the SEC) into the RTAI Plan. In respect of the KUC Plan and the Borax Plan, we inadvertently exceeded the number of ADSs registered with the SEC for sales of Units to participants through those Plans. Our inadvertent failure to register with the SEC the sale of ADSs included in Units purchased through the Plans may have constituted a violation of Section 5 of the Securities Act (which generally requires registration of offers and sales of securities) and may give rise to liability under Section 12 of the Securities Act (which generally provides a rescission remedy for offers and sales of securities in violation of Section 5 of the Securities Act).

        On September 8, 2014, we filed a registration statement on Form S-8 with the SEC in respect of the Plans to register all ADSs under the Plans as of that date.

        We are making the Rescission Offer to ensure compliance with the Securities Act.

Effect of the Rescission Offer

        Regardless of whether you purchased Units through the Plans during the Purchase Period and have already sold such Units, or whether you continue to hold Units purchased through the Plans during the Purchase Period as of the Expiration Time, you will not be credited with any proceeds pursuant to the Rescission Offer if (i) you reject, do not timely accept, or attempt to only accept in part, the Rescission Offer by the Expiration Time of 12:00 noon, U.S. Eastern Time (10:00 a.m., U.S. Mountain Time), on April 6, 2015, or (ii) you accept the Rescission Offer but we determine that you are not eligible to accept the Rescission Offer under the terms set forth in this prospectus.

        We believe that the applicable statute of limitations under the Securities Act for enforcement of your rights in connection with our failure to register the ADSs included in the Units during the Purchase Period is one year after the date that the Units were allocated to your Plan account, but in no event later than three years after the security was bona fide offered to the public. Determining when a statute of limitations expires under federal or state law can be a difficult issue, and you should consult with an attorney if you have any questions regarding how federal or state statutes of limitations may apply to any claims you may have or regarding any of your legal rights and remedies before deciding whether or not to accept the Rescission Offer.

        Your acceptance or rejection of the Rescission Offer may preclude you from later seeking similar relief, if any is available. For a detailed description of the effect of the Rescission Offer on any applicable federal securities law or state law claims, see "Risk Factors—The Rescission Offer may not bar claims relating to our non-compliance with securities laws" and "Risk Factors—Your right of rescission, if any, under federal and state law may not survive if you reject, or do not accept, the Rescission Offer." The discussion therein relates primarily to your potential rescission rights and does not address the anti-fraud provisions of federal securities laws or rights under state securities laws, common law or equity. We do not make any representation as to the compliance of this Rescission Offer with any applicable state law. Under most state laws, acceptance or rejection of rescission offers may preclude offerees from initiating an action against the rescission offeror in connection with the registration of securities that are the subject of the rescission offer.

        The ADSs included in Units included in the Plans are now subject to a registration statement. We believe that all ADSs included in Units in the Plans are transferable by Plan participants in the ordinary course.

Terms of the Rescission Offer

        If you purchased Units through the Plans during the Purchase Period and have already sold such Units at a loss at any time prior to the Expiration Time, and you validly accept the Rescission Offer, within a period of up to seven U.S. business days following the Expiration Time, your Plan account will be credited with proceeds in an amount equal to the excess of (i) the sum of the amount you paid for such Units (less the value of dividends received), plus interest from the date of purchase to the date of sale, plus interest on the amount of loss from the date of sale to the date that proceeds of the Rescission Offer are credited, less (ii) any proceeds from your sale of Units.

        If you continue to hold Units purchased during the Purchase Period at the Expiration Time and you validly accept the Rescission Offer, within a period of up to seven U.S. business days following the Expiration Time, your Plan account will be credited with proceeds equal to the amount you paid for such Units (less the value of dividends received), plus interest from the date of purchase to the date that proceeds of the Rescission Offer are credited. When any proceeds to which you are entitled are credited, your Plan account will be adjusted and the Trustee of the Plan will transfer the ADSs included in these Units on your behalf to the Employee Share Trust.

        If you sold Units at a loss but have a gain in respect of Units that you continue to hold at the Expiration Time, then you will only receive proceeds in respect of the Units you sold at a loss. Likewise, if you have a loss in respect of Units that you continue to hold at the Expiration Time but sold Units at a gain, you will only receive proceeds in respect of the Units that you continue to hold at the Expiration Time.

        However, you will not be credited with any proceeds if you sold your Units for an amount greater than the amount you paid for your Units (less the value of dividends received), plus interest; or if the amount you paid for the Units (less the value of dividends received), plus interest, is less than the value of the Units at the Expiration Time, as defined below (based on the price of the Units as of the close of business on April 6, 2015, which is the date on which the Expiration Time falls).

        Units are deemed sold in the order in which you purchased them. In order to determine which Units purchased during the Purchase Period are eligible for the credit of proceeds pursuant to the Rescission Offer, all Units so purchased will be matched against all sales of Units by matching the first Units purchased with the first Units sold. Sales of Units will be matched first with your opening balance of Units, if any. This principle is commonly called "first-in, first-out," or "FIFO," and should be used by you when reviewing your activity during the Purchase Period.

        Purchases and sales of Units will be matched based on contribution source (e.g., before-tax contributions, after-tax contributions, employer contributions) for purposes of applying the FIFO principle. All gains and losses associated with Units held at the Expiration Time will be aggregated across all contribution sources, and all gains and losses associated with Units sold at any time prior to the Expiration Time will be aggregated across all contribution sources. To the extent you had an aggregate loss in respect of either Units held at the Expiration Time or Units sold at any time prior to the Expiration Time, you will be eligible to participate in the Rescission Offer.

        See "Questions and Answers about the Rescission Offer—Accepting the Rescission Offer—How is the FIFO principle applied to Unit purchases and sales?" for an example of the application of the FIFO principle.

        During the Purchase Period, we paid the following cash dividends:

  •
  $1.0918 per ADS (corresponding to $1.088337 per Unit) on April 10, 2014 to holders of record as of March 7, 2014; and

  •
  $0.9330 per ADS (corresponding to $0.9511503 per Unit) on September 11, 2014 to holders of record as of August 15, 2014.

        In addition, the Board of Directors declared a cash dividend of £0.7798 per share payable on April 9, 2015 to holders of record as of March 6, 2015, for which the equivalent U.S. dollar amount will be announced on March 31, 2015. The dividend payable on April 9, 2015, in addition to the dividends paid on September 11, 2014 and April 10, 2014, will reduce the purchase price you will be deemed to have paid for your Units. Because they were reinvested after the end of the Purchase Period, Units purchased with the dividend payable on April 9, 2015 and those purchased with the dividend paid on September 11, 2014 will not be eligible for the Rescission Offer.

        We will use a rate of interest of 12%, which is the statutory rate of interest in Utah, the state with the highest applicable interest rate across the states in which Plan participants are employed or reside, for all interest rate calculations used in this Rescission Offer.

        The Rescission Offer will expire at 12:00 noon, U.S. Eastern Time (10:00 a.m., U.S. Mountain Time), on April 6, 2015. If we receive a legible, validly completed Rescission Offer Acceptance Form from you on or before the deadline specified in the preceding sentence, and we determine that you are eligible to accept the Rescission Offer, we expect any proceeds to which you are entitled will be credited to your Plan account, or a Plan account established for you within a period of up to seven U.S. business days following April 6, 2015, which is the date on which the Expiration Time falls.

        We neither encourage participants to accept, nor discourage them from accepting, the Rescission Offer. We urge you to read this prospectus carefully and to make an independent evaluation with respect to the Rescission Offer. We also urge you to consult with your independent legal, tax and/or financial advisers before accepting or rejecting the Rescission Offer.

        If you still have a Plan account with an account balance and validly accept the Rescission Offer, any proceeds to which you are entitled will be credited to your Plan account according to your instruction on the Rescission Offer Acceptance Form to have any proceeds reinvested either: (i) in accordance with the investment election for your contributions to the Plan on file with the Plan's recordkeeper as of the date that the Rescission Offer proceeds to which you are entitled are credited; or (ii) 100% in the form of Units based on the purchase price of such Units as of the date that any proceeds to which you are entitled are credited. If you validly accept the Rescission Offer but you do not provide an instruction on the Rescission Offer Acceptance Form, any proceeds to which you are entitled by accepting the Rescission Offer will be credited to your Plan account in accordance with your investment elections for new contributions to the Plan as of the date that any proceeds to which you are entitled are credited.

        If you no longer have a Plan account with an account balance and validly accept the Rescission Offer, we will reopen your Plan Account and any proceeds to which you are entitled will be credited and invested in the Stable Value Fund until you instruct the Trustee to distribute the proceeds directly to you or to roll over the proceeds to an individual retirement account or other qualified retirement account in a direct rollover. You will be asked to confirm on the Rescission Offer Acceptance Form that the proceeds should be distributed in accordance with the distribution instructions on file with the Plan's recordkeeper at the time your Plan account was originally distributed and subsequently closed; or, you may provide new payment instructions with respect to distribution of any proceeds. If you validly accept the Rescission Offer but you do not make a distribution confirmation on the Rescission Offer Acceptance Form, any proceeds to which you are entitled will be held in your Plan account until the Trustee receives instructions from you as to their distribution.

        You should review the summary plan description for the Plan in which you participate and the "Questions and Answers about the Rescission Offer" located in this prospectus for more information on your distribution options.

        As of March 4, 2015, the last reported sale price of our ADSs (as reported on the NYSE) was $46.12 per ADS. The value of a Unit on such date was $46.001106.

        The tables below set forth (1) the highest and lowest sale prices of our ADSs (as reported on the NYSE) and (2) the highest and lowest values of the Units, in each case for each quarter falling within the Purchase Period.

	ADS Price
	Three months ended September 30, 2013	Three months ended December 31, 2013	Three months ended March 31, 2014	Three months ended June 30, 2014	Three months ended September 30, 2014
	($)
High	51.89	56.43	59.93	57.33	59.18
Low	39.90	47.49	51.18	51.30	49.18

	Unit Value—Company Stock Fund
	Three months ended September 30, 2013	Three months ended December 31, 2013	Three months ended March 31, 2014	Three months ended June 30, 2014	Three months ended September 30, 2014
	($)
High	51.773138	56.243501	59.709730	57.130560	58.954326
Low	39.939476	47.400926	51.045560	51.147630	49.022791

How to Accept or Reject the Rescission Offer

YOU ARE NOT LEGALLY REQUIRED TO ACCEPT THE RESCISSION OFFER.

How to accept the Rescission Offer

        Acceptance of the Rescission Offer is solely at your discretion.

        You may accept your Rescission Offer by mail or overnight mail. In order to be eligible to accept the Rescission Offer, you must complete, sign and date the Rescission Offer Acceptance Form and return it by mail or overnight mail so that it is received by or before the Expiration Time of 12:00 noon, U.S. Eastern Time (10:00 a.m., U.S. Mountain Time), on April 6, 2015. If your Rescission Offer Acceptance Form is not received by us at one of the following addresses or before the Expiration Time, you will be deemed to have rejected, and not accepted, the Rescission Offer:

If by mail: Rio Tinto U.S. Benefits Service Center P.O. Box 14069 Cincinnati, OH 45250	If by overnight mail: Rio Tinto U.S. Benefits Service Center c/o Buck Consultants 720 E. Pete Rose Way, Suite 300 Cincinnati, OH 45202

        If you choose to accept the Rescission Offer, you must mail or overnight the Rescission Offer Acceptance Form sufficiently in advance of the Expiration Time to ensure its receipt by the deadline specified above. The method for returning the Rescission Offer Acceptance Form is at your sole option and risk, and delivery will be deemed made only when actually received by us at the address indicated above. If delivery is by mail, we recommend using registered mail with return receipt requested.

        We will, in our sole discretion, determine whether your Rescission Offer Acceptance Form has been validly completed, timely returned, whether you are eligible to accept the Rescission Offer and the amount of proceeds to which you are entitled, and all such determinations shall be final and binding.

        Proceeds to which you are entitled will be credited to your Plan account within a period of up to seven U.S. business days following April 6, 2015, which is the date on which the Expiration Time falls. You may confirm that your proceeds have been credited to your Plan account by viewing your online Plan account history.

        If we receive more than one legible, validly completed Rescission Offer Acceptance Form from you by or before the Expiration Time, we will follow the instructions in the last form received from you.

How to reject, or not accept, the Rescission Offer

        If you want to reject, or do not want to accept, the Rescission Offer, you do not need to take any action.

        If you fail to notify us in writing of your acceptance of the Rescission Offer by or prior to the Expiration Time of 12:00 noon, U.S. Eastern Time (10:00 a.m., U.S. Mountain Time) , on April 6, 2015, or attempt to only accept the Rescission Offer in part, you will be deemed to have rejected, and not accepted, the Rescission Offer.

        If, after having submitted the Rescission Offer Acceptance Form, you change your decision and want to reject the Rescission Offer, we must receive your legible, validly completed Rescission Offer Revocation Form by or before 12:00 noon, U.S. Eastern Time (10:00 a.m., U.S. Mountain Time), on April 6, 2015 at one of the addresses listed above. Otherwise, you will be deemed to have accepted the Rescission Offer pursuant to your Rescission Offer Acceptance Form.

        We will, in our sole discretion, determine whether your Rescission Offer Revocation Form has been validly completed, timely returned and whether you revoked your prior acceptance of the Rescission Offer, and all such determinations shall be final and binding.

Questions about the Rescission Offer

        If you have questions about the Rescission Offer, you may contact the Rio Tinto U.S. Benefits Service Center at 1-800-950-1435, Monday through Friday, except holidays (note that the Rio Tinto U.S. Benefits Service Center will be open on April 3, 2015), between the hours of 9:30 a.m. and 8:00 p.m., U.S. Eastern Time (7:30 a.m. and 6:00 p.m., U.S. Mountain Time). If you are outside of the United States, you may contact the Rio Tinto U.S. Benefits Service Center at 1-602-797-6299 during the same hours. If you have any questions about accessing your Plan transaction history, you can find more information through the Rio Tinto U.S. Benefits website at www.rtusbenefits.com. If you need further assistance or if you do not have access to your online Plan account, you should contact the Rio Tinto U.S. Benefits Service Center to request a dynamic online statement which will be mailed to you.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes the material U.S. federal income tax considerations relating to the Rescission Offer. This discussion is based on current law. The following discussion is not exhaustive of all possible tax consequences. It does not give a detailed discussion of any state, local or foreign tax consequences, does not discuss all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, and only applies if you are an individual and are subject to U.S. federal income tax.

        You are urged to consult with your own tax adviser regarding the specific consequences to you of the Rescission Offer, including the U.S. federal, state, local, foreign and other tax consequences and the potential changes in applicable tax laws.

        Your acceptance or rejection of the Rescission Offer, the transfer by the Trustee of the Plan of the ADSs included in your Units on your behalf to the Employee Share Trust pursuant to the Rescission Offer or the credit of the specified proceeds if you had previously sold your Units at a loss at any time prior to the Expiration Time, are not considered to be taxable events for federal income tax purposes. If you still have a Plan account with an account balance and you validly accept the Rescission Offer, any proceeds to which you are entitled will be credited to your Plan account and reinvested in accordance with your instructions on your completed Rescission Offer Acceptance Form, the form of which is included in this prospectus. Any subsequent withdrawal or distribution from the Plans (including amounts attributable to any proceeds of the Rescission Offer) will generally be taxable to you (or your beneficiary, if applicable) as ordinary income, like any other Plan distribution or withdrawal, unless you roll over the distribution to an individual retirement account or other retirement vehicle eligible to receive rollovers. An additional 10% income tax penalty may be imposed on the portion of your distribution which is subject to ordinary income tax in cases of an early withdrawal that is not rolled over.

        If you no longer have a Plan account with an account balance and you validly accept the Rescission Offer, we will reopen your Plan Account and any proceeds to which you are entitled will be credited and invested in the Stable Value Fund until you instruct the Trustee to distribute the proceeds directly to you or to roll over the proceeds to an individual retirement account or other qualified retirement account in a direct rollover. The subsequent withdrawal or distribution from your Plan account of amounts attributable to any proceeds of the Rescission Offer will generally be taxable to you (or your beneficiary, if applicable) as ordinary income, like any other Plan distribution or withdrawal, unless you roll over the distribution to an individual retirement account or other retirement vehicle eligible to receive rollovers. An additional 10% income tax penalty may be imposed on the portion of your distribution which is subject to ordinary income tax in cases of an early withdrawal (before age 59 1/2 or, for former employees, age 55) that is not rolled over. If you elect to receive a direct distribution, taxes will be withheld and you have 60 days to complete a rollover.

        You should review the summary plan description for the Plan in which you participate and the "Questions and Answers About the Rescission Offer" in this prospectus for more information on your distribution options. A direct rollover into an individual retirement account or other qualified retirement plan is not considered to be a taxable event. If you (or your beneficiary, if applicable) receive a distribution from the Plans that includes any proceeds from the Rescission Offer and such distribution is not rolled over, such distribution (including amounts attributable to the Rescission Offer) will generally be taxable as ordinary income to you (or your beneficiary) as described above. Also, if the amounts are not rolled over into an individual retirement account or other qualified plan, an additional 10% income tax penalty may be imposed depending on your age at the time of distribution.

 USE OF PROCEEDS

        We will receive no proceeds from the Rescission Offer. The Trustee of the Plans will transfer all ADSs included in the Units in respect of which the Rescission Offer is validly accepted on behalf of eligible participants to the Employee Share Trust.

 NOTICE OF BLACKOUT PERIOD

        If you accept the Rescission Offer, your ability to transfer from the Company Stock Fund, or request a payment from the Plan (i.e., loans, withdrawals or a final distribution) from your Plan account will be temporarily suspended. This temporary suspension is called a "blackout period." The blackout period will not affect the investment of contributions from salary deferrals or loan repayments. The blackout period will begin at 4:00 p.m., U.S. Eastern Time (2:00 p.m., U.S. Mountain Time), on April 6, 2015, and is anticipated to last up to seven U.S. business days. You will be notified in the event that the blackout period is extended past such date.

        The blackout period is required to ensure smooth processing of the Rescission Offer. This means:

  •
  you will be unable to move any amounts out of the Company Stock Fund to another investment fund in the Plan during the blackout period; and

  •
  requests for any payments (i.e., loans, withdrawals or a final distribution) cannot be made until after the blackout period ends.

        If you accept the Rescission Offer and want to initiate any requests for transfers from the Company Stock Fund, or request a loan, withdrawal or a final distribution of your Plan account, you will need to initiate those requests prior to 4:00 p.m., U.S. Eastern Time (2:00 p.m., U.S. Mountain Time), on April 6, 2015 for those requests to take effect.

        See "Risk Factors—You will not be permitted to conduct any transactions out of your Plan account for a period of time following the Expiration Time if you accept the Rescission Offer" for information on risks associated with the blackout period.

        If you have any questions concerning this notice or the blackout period, including whether the blackout period has ended, you should contact the Rio Tinto U.S. Benefits Service Center at 1-800-950-1435, Monday through Friday, except holidays (note that the Rio Tinto U.S. Benefits Service Center will be open on April 3, 2015), between the hours of 9:30 a.m. and 8:00 p.m., U.S. Eastern Time (7:30 a.m. and 6:00 p.m., U.S. Mountain Time). If you are outside of the United States, you may contact the Rio Tinto U.S. Benefits Service Center at 1-602-797-6299 during the same hours. Whether or not you are planning retirement in the near future, we encourage you to consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

        For additional information and limitations on Plan investments and how to direct investment of your Plan account, see the summary plan description for the Plan in which you participate. To obtain a copy of the summary plan description, you may contact the Rio Tinto U.S. Benefits Service Center.

 LEGAL MATTERS

        Certain legal matters relating to the Rescission Offer will be passed upon for us by our Company Secretary.

 EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP and PricewaterhouseCoopers, independent registered public accounting firms given on the authority of said firms as experts in auditing and accounting.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.    Indemnification of Directors and Officers.

Articles of Association of Rio Tinto plc

        Article 143 of the Articles of Association (as adopted by special resolution on April 20, 2009 and further amended on October 1, 2009) of Rio Tinto plc provides as follows:

"143. Indemnity

        (A)  Subject to the provisions of, and so far as may be permitted and consistent with, the Statutes and rules made by the UK Listing Authority, every Director, Secretary, other officer of the Company and each of the Associated Companies of the Company (including any former officer) shall be indemnified by the Company out of its own funds against:

            (i)  any liability incurred by or attaching to him in connection with any negligence, default, breach of duty or breach of trust by him in relation to the Company or any Associated Company of the Company other than:

            (a)   any liability to the Company or any Associated Company;

            (b)   any liability of the kind referred to in Section 234(3) of the Companies Act 2006; and

           (ii)  any other liability incurred by or attaching to him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office.

        (B)  Subject to the Companies Acts and rules made by the UK Listing Authority the Company may indemnify a Director of the Company and any Associated Company of the Company if it is the trustee of an occupational pension scheme (within the meaning of Section 235(6) of the Companies Act 2006).

        (C)  Where a Director, Secretary or other officer (including any former officer) is indemnified against any liability in accordance with this Article 143, such indemnity shall extend to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto."

Deeds of Indemnity

        On December 9, 2008, Rio Tinto plc entered into deeds of indemnity with Paul Tellier, a director of Rio Tinto plc. On December 10, 2008, Rio Tinto plc entered into deeds of indemnity with Jan du Plessis, Michael Fitzpatrick, Richard Goodmanson and Lord Kerr of Kinlochard. Directors appointed subsequent to December 10, 2008 have entered into deeds of indemnity with Rio Tinto plc as follows: Sam Walsh on June 4, 2009, Ann Godbehere on February 9, 2010, Robert Brown on April 1, 2010, Chris Lynch and John Varley on September 1, 2011, Anne Lauvergeon on March 15, 2014, Simon Thompson on April 15, 2014, Michael L'Estrange on September 16, 2014 and Megan Clark on November 26, 2014. On September 10, 2013, Rio Tinto plc entered into a deed of indemnity with Eleanor Evans, Company Secretary of Rio Tinto plc.

        The terms of each of these deeds of indemnity are identical in all material respects. Under the terms of each deed, subject to certain exceptions, Rio Tinto plc shall indemnify and hold its directors harmless in respect of all claims and any losses arising in connection with any such claims arising out of, or in connection with the exercise of the director's duties as a director or officer of the company, any subsidiary or holding company or any associated company and in connection with certain other activities of the company.

English law

        Sections 232 to 236 of the Companies Act 2006 provide as follows:

"232. Provisions protecting directors from liability

        (1)   Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

        (2)   Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

          (a)   section 233 (provision of insurance),

          (b)   section 234 (qualifying third party indemnity provision), or

          (c)   section 235 (qualifying pension scheme indemnity provision).

        (3)   This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise.

        (4)   Nothing in this section prevents a company's articles from making such provision as has previously been lawful for dealing with conflicts of interest.

233. Provision of insurance

        Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

234. Qualifying third party indemnity provision

        (1)   Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

        (2)   Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

        Such provision is qualifying third party indemnity provision if the following requirements are met.

        (3)   The provision must not provide any indemnity against—

          (a)   any liability of the director to pay—

            (i)    a fine imposed in criminal proceedings, or

            (ii)   a sum payable to a regulatory authority by way of a penalty in respect of non- compliance with any requirement of a regulatory nature (however arising); or

          (b)   any liability incurred by the director—

            (i)    in defending criminal proceedings in which he is convicted, or

            (ii)   in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

            (iii)  in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

        (4)   The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

        (5)   For this purpose—

          (a)   a conviction, judgment or refusal of relief becomes final—

            (i)    if not appealed against, at the end of the period for bringing an appeal, or

            (ii)   if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

          (b)   an appeal is disposed of—

            (i)    if it is determined and the period for bringing any further appeal has ended, or

            (ii)   if it is abandoned or otherwise ceases to have effect.

        (6)   The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under section 661(3) or (4) (power of court to grant relief in a case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

235. Qualifying pension scheme indemnity provision

        Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

        (1)   Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

        (2)   Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company's activities as trustee of the scheme.

        (3)   The provision must not provide any indemnity against—

          (a)   any liability of the director to pay—

            (i)    a fine imposed in criminal proceedings, or

            (ii)   a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

          (b)   any liability incurred by the director in defending criminal proceedings in which he is convicted.

        (4)   The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

        (5)   For this purpose—

          (a)   a conviction becomes final—

            (i)    if not appealed against, at the end of the period for bringing an appeal, or

            (ii)   if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

          (b)   an appeal is disposed of—

            (i)    if it is determined and the period for bringing any further appeal has ended, or

            (ii)   if it is abandoned or otherwise ceases to have effect.

        (6)   In this section "occupational pension scheme" means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c 12) that is established under a trust.

236. Qualifying indemnity provision to be disclosed in directors' report

        Such provision is referred to in this section as "qualifying indemnity provision."

        Section 1157 of the Companies Act 2006 provides as follows:

        (1)   This section requires disclosure in the directors' report of—

          (a)   qualifying third party indemnity provision, and

          (b)   qualifying pension scheme indemnity provision.

        (2)   If when a directors' report is approved any qualifying indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, the report must state that such provision is in force.

        (3)   If at any time during the financial year to which a directors' report relates any such provision was in force for the benefit of one or more persons who were then directors of the company, the report must state that such provision was in force.

        (4)   If when a directors' report is approved qualifying indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, the report must state that such provision is in force.

        (5)   If at any time during the financial year to which a directors' report relates any such provision was in force for the benefit of one or more persons who were then directors of an associated company, the report must state that such provision was in force."

"1157. Power of court to grant relief in certain cases:

        (1)   If in proceedings for negligence, default, breach of duty or breach of trust against—

          (a)   an officer of a company, or

          (b)   a person employed by a company as auditor (whether he is or is not an officer of the company),

        it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

        (2)   If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust—

          (a)   he may apply to the court for relief, and

          (b)   the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

        (3)   Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper."

Item 9.    Exhibits.

Exhibit No.	Description
5.1	Opinion of Eleanor Evans, Company Secretary of Rio Tinto plc.
23.1	Consent of PricewaterhouseCoopers LLP and Pricewaterhouse Coopers.
23.2	Consent of Eleanor Evans (included in Exhibit 5.1).
99.1	Form of cover letter to Rescission Offer recipients.
99.2	Form of Rescission Offer Acceptance Form.
99.3	Form of Rescission Offer Revocation Form.

Item 10.    Undertakings.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i)    To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933 (the "Act");

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
  provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

        (4)   To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

        (5)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

          (i)    Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (ii)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

        (6)   That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by the undersigned registrant;

          (iii)  The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, United Kingdom, on this 6th day of March, 2015.

RIO TINTO PLC (registrant)
By:	/s/ ELEANOR EVANS Eleanor Evans Company Secretary

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints each Director listed below (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of the Securities and any securities or Blue Sky law of any of the states of the United States of America in order to effect the registration or qualification (or exemption therefrom) of the said securities for issue, offer, sale or trade under the Blue Sky or other securities laws of any of such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her capacity as an Officer, Director or Authorized Representative in the United States of America or in any other capacity with respect to this Registration Statement and any registration statement in respect of the Securities that is to be effective upon filing pursuant to Rule 462(b) (collectively, the "Registration Statement") and/or such other form or forms as may be appropriate to be filed with the Commission or under or in connection with any Blue Sky laws or other securities laws of any state of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the Securities, and with respect to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAN DU PLESSIS Jan du Plessis	Chairman	March 6, 2015
/s/ SAM WALSH Sam Walsh	Director and Chief Executive	March 6, 2015
/s/ CHRIS LYNCH Chris Lynch	Director and Chief Financial Officer	March 6, 2015
/s/ ROBERT BROWN Robert Brown	Non-Executive Director	March 6, 2015
/s/ MEGAN CLARK Megan Clark	Non-Executive Director	March 6, 2015
/s/ MICHAEL FITZPATRICK Michael Fitzpatrick	Non-Executive Director	March 6, 2015
/s/ ANN GODBEHERE Ann Godbehere	Non-Executive Director	March 6, 2015
/s/ RICHARD GOODMANSON Richard Goodmanson	Non-Executive Director	March 6, 2015
/s/ LORD KERR Lord Kerr of Kinlochard	Non-Executive Director	March 6, 2015
/s/ ANNE LAUVERGEON Anne Lauvergeon	Non-Executive Director

Signature	Title	Date
March 6, 2015
/s/ MICHAEL L'ESTRANGE Michael L'Estrange	Non-Executive Director	March 6, 2015
/s/ PAUL TELLIER Paul Tellier	Non-Executive Director	March 6, 2015
/s/ SIMON THOMPSON Simon Thompson	Non-Executive Director	March 6, 2015
/s/ JOHN VARLEY John Varley	Non-Executive Director	March 6, 2015

        Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement in the capacity of the duly authorized representative of Rio Tinto plc in the United States.

By:	/s/ CHEREE FINAN Cheree Finan Authorized Representative

INDEX TO EXHIBITS

No.	Exhibit
5.1	Opinion of Eleanor Evans, Company Secretary of Rio Tinto plc.
23.1	Consent of PricewaterhouseCoopers LLP and PricewaterhouseCoopers.
23.2	Consent of Eleanor Evans (included in Exhibit 5.1).
99.1	Form of cover letter to Rescission Offer recipients.
99.2	Form of Rescission Offer Acceptance Form.
99.3	Form of Rescission Offer Revocation Form